Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Old Line Bancshares, Inc.

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Old Line Bancshares, Inc. of our reports dated March 15, 2017, with respect to the consolidated balance sheets of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in Old Line Bancshares, Inc.’s 2016 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
May 8, 2017